EXHIBIT 3.5
ARTICLES OF INCORPORATION
OF
CULLMAN HOSPITAL CORPORATION
The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Alabama Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE ONE
The name of the Corporation is Cullman Hospital Corporation.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
The purpose for which the Corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act (the “Alabama Act”).
ARTICLE FOUR
The aggregate number of shares which the Corporation shall have authority to issue is Two Million Five Hundred Thousand (2,500,000) shares of $.01 par value per share common stock.
ARTICLE FIVE
The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.
ARTICLE SIX
The street address of its initial registered office is 57 Adams Avenue, Montgomery, Alabama 36104, and the name of its initial registered agent at such address is CSC-Lawyers Incorporating Service Incorporated.
ARTICLE SEVEN
The number of directors of the Corporation may be fixed by the Bylaws.
The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until a successor is elected and qualified are:

Tyree G. Wilburn
155 Franklin Road, Suite 400
Brentwood, TN 37027
Deborah G. Moffett
3707 FM 1960 West, Suite 500
Houston, TX 77068
T. Mark Buford
3707 FM 1960 West, Suite 500
Houston, TX 77068
ARTICLE EIGHT
The name and address of the incorporator is:
Robin J. Payton
414 Union Street, Suite 1600
Nashville, Tennessee 37219.
ARTICLE NINE
To the greatest extent permitted by Alabama law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 10-2A-75 of the Alabama Act or (iv) for any transaction from which the director derives an improper personal benefit. If the Alabama Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Alabama Act, as so amended.Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE TEN
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Alabama Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Alabama Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Alabama Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Alabama Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Alabama Act.
E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Alabama Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE ELEVEN
The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors.
IN WITNESS WHEREOF, I have hereunto set my hand, this 10th day of November, 1995.
/s/ Robin J. Payton
Robin J. Payton, Incorporator
414 Union Street
Suite 1600
Nashville, Tennessee 37219
STATE OF ALA.
MONTGOMERY CO.
I CERTIFY THIS INSTRUMENT
WAS FILED ON
1995 N0V 13 PM 1:38
/s/ Walker Hobbie, Jr.
Judge of Probate

THE STATE OF ALABAMA
MONTGOMERY COUNTY
Probate Court
I, Walker Hobbie, Jr., Judge of Probate in and for the said County, in said State, hereby certify that the within and foregoing pages are a full, true and complete copy of ARTICLES OF INCORPORATION OF CULLMAN HOSPITAL CORPORATION as fully and completely as the same appears of record in this office in Book No. 193 of Corp at page 805.
Given under my hand and official seal this
20th day of November, A.D. 1995
/s/ Walker Hobbie Jr.
Judge of Probate Court, Montgomery County, Alabama
CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CULLMAN HOSPITAL CORPORATION
Pursuant to the provisions of Section 10-2B-10.03 of the Alabama Business Corporation Act, the undersigned Corporation (“Corporation”) adopts the following Certificate of Amendment to its Articles of Incorporation and hereby certifies as follows:
1. Name. The name of the corporation is CULLMAN HOSPITAL CORPORATION.
2. Amendment. The Fourth Article of the Corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows:
“ARTICLE FOUR
The aggregate number of shares which the Corporation shall have authority to issue is Two Million Five Hundred Thousand (2,500,000) shares of common stock having a par value of $0.01 per share. Each 1,500,000 shares of the Corporation’s common stock issued and outstanding or held in the Corporation’s treasury immediately prior to the close of business on February 13, 2006 (“Effective Date”), shall be combined into one (1) fully paid and non-assessable share of common stock, par value of one cent ($.01) per share, of the Corporation (“Post-Split Common Stock”). Each certificate that immediately prior to the Effective Date represented shares of common stock (“Pre-Split Common Stock”) shall thereafter represent the number of shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock represented by such certificates shall be combined; provided, however, that each person holding of record a stock certificate(s) that represented shares of Pre-Split Common Stock shall receive, upon surrender of such certificate(s), a new certificate(s) representing the number of shares of

Post-Split Common Stock to which such person is entitled by reason of the combination. The Corporation shall not issue fractional shares of Post-Split Common Stock with respect to the combination of shares provided for herein. The Corporation shall pay in cash the fair value of fractions of a share, based on a value of $0.00 per share of Pre-Split Common Stock, as of the Effective Date to any shareholder who is entitled to receive a fractional share as a result of the combination of shares provided for herein.”
3. Approval by Board of Directors. The amendment was duly adopted by the Corporation’s Board of Directors and was submitted for approval by the Corporation’s shareholders, in accordance with Section I0-2B-10.03 of the Alabama Business Corporation Act.
4. Approval by Shareholders. At a special meeting of the shareholders hold on March 1, 2006, the amendment was duly adopted by the shareholders in accordance with Section 10-2B-10.03 of the Alabama Business Corporation Act. As of the date of the special meeting, the Corporation had outstanding 2,500,000 shares of Common Stock, $0.01 par value per share, each of which was entitled to 1 vote with respect to the amendment. A majority of the shares of Common Stock present at the special meeting, in person, voted in favor of adopting the amendment.
5. Authority. This amendment was duly adopted in accordance with the applicable provisions of Sections 10-2B-10.03 and 10-2B-7.04 of the Alabama Business Corporation Act.
6. Effective Date. This amendment is to be effective when filed by the Secretary of State.
Dated: 2/20, 2006
CULLMAN HOSPITAL CORPORATION
By: /s/ Rachel A. Seifert
Name: Rachel A. Seifert, Senior Vice President
STATE OF ALA.
MONTGOMERY CO.
I CERTIFY THIS INSTRUMENT
WAS FILED ON
CORP 00264 PG 0207-0208 2006 May 11
01:53PM
REESE MCKINNEY JR.
JUDGE OF PROBATE

FILED IN OFFICE
NOV 12 2003
SECRETARY OF STATE
STATE OF ALABAMA
STATEMENT OF CHANGE OF REGISTERED AGENT OR
REGISTERED OFFICE OR BOTH

CHECK ONE:	☐ FOREIGN CORPORATION
☑ DOMESTIC PROFIT CORPORATION
PURSUANT TO THE PROVISIONS OF THE ALABAMA BUSINESS CORPORATION ACT, THE UNDERSIGNED CORPORATION SUBMITS THE FOLI.OWING STATEMENT FOR THE PURPOSE OF CHANGING ITS REGISTERED AGENT, ITS REGISTERED OFFICE, OR BOTH IN THE STATE OF ALABAMA.
State of Incorporation: Alabama
1. The name of the corporation: CULLMAN HOSPITAL CORPORATION
2. The name of the present registered agent: CSC Lawyers Incorporating Service Company
3. The street address of the present registered office: 150 South Perry Street, Montgomery, AL 36104
4. The name of its successor registered agent: National Registered Agents, Inc.
5. The street address (NO PO BOX) to which the registered office is to be changed (street address of registered agent and registered office must be Identical): 150 South Perry Street, Montgomery, AL 36104
6. If you are changing the street address of the registered agent, you are required to notify the corporation in writing of the change In the registered agent’s address.
7. Date: 11-4-03
CULLMAN HOSPITAL CORPORATION
/s/ Robin Keck — Assistant Secretary
/s/ Robin Keck — Officer
I, National Registered Agents, Inc., consent to serve as registered agent to the above named corporation on this the 7th day of November, 2003.
National Registered Agents, Inc.
By: /s/ Stephanie Thomas
Signature of Registered Agent
/s/ Stephanie Thomas